Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Grayscale Zcash Trust (ZEC) (the “Trust”) in Amendment No. 1 to Form S-3 of our report dated February 23, 2024, with respect to our audit of the financial statements of the Trust as of December 31, 2023, and for the two years ended December 31, 2023.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus. We were dismissed as auditors on March 1, 2024 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements in such Prospectus for the periods after the date of our dismissal.

/s/ Marcum LLP

New York, NY

January 30, 2026